September 19, 1994

Henry T. Harbin, M.D.
Chief Executive Officer
President
Green Spring Health Services
5565 Sterrett Place
Suite 500
Columbia, Maryland 21044

Dear Henry:

In a letter, dated November 9, 1993, the Board of Directors agreed to provide you with certain guaranteed termination and retirement benefits (hereinafter referred to as the "Original Agreement"). The Original Agreement was entered into in consideration of (i) your past contribution to the Company and the value created by your efforts, (ii) the desire of the Board of Directors to encourage continued employment with the Company until your retirement, and (iii) the expected contribution that you will make to the profitability of the Company. At the time of the Original Agreement you were employed by the Company as its Chief Operating Officer and Executive Vice President. Since the date of the Original Agreement, you have assumed the responsibilities of the Company's Chief Executive Officer and President position.

In consideration of the enhanced responsibilities of the new role, the Board of Directors has directed me to amend paragraph 2 of the Original Agreement to provide for additional compensation in the event of termination or retirement as defined by the Original Agreement. Paragraph 2 of the Original Agreement shall now provide as follows:

         2.       The amount of the payment shall be:

                  a. $1,500,000 if the average Earnings Before Interest and Taxes (EBIT as defined below) over your employment period exceeds 10 percent of Shareowners' Investment, as defined below.

                  b. $1,000,000 if the average EBIT over your employment period is 10 percent or less of Shareowners' Investment.

         In each of the above cases, the amount of the payment shall be reduced by any payments to you, as determined from the date of this Agreement until your employment termination or retirement, from amounts earned under the grant of PARs, or other long-term incentive payments, for any plan approved by the Board of Directors.


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All other  provisions of the Original  Agreement  shall remain in full force and effect. I thank you for your continuing efforts in the Company's success.

Sincerely,

/s/ Neil Hollander

Neil Hollander
Chairman of the Board




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